Andrew Berlin, Account Executive Jeffrey Myhre, VP - Editorial
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HYDROGEN ENGINE CENTER, INC.
Nicole Fritz-Kemna,
Communications Director
(515) 295-3178
nkemna@hydrogenenginecenter.com
FOR IMMEDIATE RELEASE

HYDROGEN ENGINE CENTER ISSUES LETTER TO SHAREHOLDERS

ALGONA, IA, February 4, 2008 -- Hydrogen Engine Center, Inc., (OTC BB: HYEG), a developer of systems and processes used in the design, manufacture and distribution of alternative fuel internal combustion engines, engine controls and generator systems, today issued a letter to its shareholders that read as follows:

Shareholders,

2008 marks a time of change for our nation with the election of a new President, and here at HEC as well. In order to develop our core technology more effectively, we have decided to restructure.

Under the new arrangements, Ted Hollinger has become our Chief Science Officer and now is concentrating his efforts on our intellectual property estate and advanced product development. He will also identify additional leading edge technologies the company can develop and license. In addition, he plans to grow synergistic development projects with members of HEC’s network of innovative partners.

On the business end of the operation, I will lead the organization as President and CEO, and I accept this challenge with deep enthusiasm. While Ted continues with the scientific work, I have set several significant objectives for 2008 which include:

•	Securing adequate funding to carry-out company strategic objectives.
•	Hiring key sales and technical professionals.
•	Strengthening our sales and distributor teams.
•	Establishing key accounts in our business segments.
•	Continuing to seek out and form business alliances appropriate to our further growth and development.

Our experience in running engines on carbonless fuels continues to grow, and it is an area we feel we can promote as an emerging market segment. Our UNIDO (United Nations Industrial Development Organization) project demonstrates the diversity of our technology. In that project, two engines will be retrofitted with our engine controls and fuel delivery system, then integrated into the water taxi fleet in Istanbul, bringing emission-free fuel for taxis operating in that busy port. Our power unit in California for TGP West has run even better than anticipated on anhydrous ammonia as it pumps water to irrigate a walnut grove. We continue to collect data on this project.

On October 4, 2007, we completed the final acceptance testing phase on our 4 + 1(TM) 250kW hydrogen generator, procured by Natural Resources Canada (NRCAN). We received a third milestone payment for this project in December. In addition, we anticipate receiving a purchase order for additional engineering services to further enhance the operation of our system in this application.

-more-

We have provided numerous proposals to potential customers with Renewable Wind Energy Projects. These projects are similar to the projects we undertook with Xcel Energy and Natural Resources Canada, and we anticipate that these projects will provide additional sales opportunities for us. Xcel Energy recently began testing our grid connected hydrogen powered genset in Colorado, and the 4 + 1(TM) unit for Natural Resources Canada is scheduled to be installed sometime during the spring of 2008. We are confident the testing will be favorable thus creating demand for similar projects.

We recently traveled to India to observe our 50kW hydrogen powered genset located at Grasim Industries, where the genset is used to provide power to supplement the energy needs of the plant. Grasim Industries continues to be interested in our technology and we anticipate receiving an additional order. We have provided numerous quotes for our hydrogen powered generator sets to customers and potential customers whose production processes generate hydrogen as a by-product of production, similar to the opportunity we encountered at Grasim.

Our continued development of control and fuel delivery systems will be the cornerstone for our work and progress at HEC. We have several initiatives under consideration that will be significant to our sustainable competitive advantage. We consider these strategic to our mission.

To keep you informed, we will continue to provide updates via our newsletters, and we will also issue press releases when it makes sense to do so. Performance is the best indicator of a company’s continued progression, and we will report on significant performance related events.

With your support and understanding of the long term potential of the evolving market, and HEC’s role in providing low carbon energy solutions, we can have a part in improving our world, while reaping the rewards for doing so. This is not a short term or shooting star type of market or investment. It is for those who have a long-term time horizon with regard to their investments and the vision and the patience to watch Hydrogen Engine Center achieve great things in a turbulent and unpredictable global economy.

On behalf of the employees of HEC, we appreciate your continued support and interest.

Sincerely,

Don Vanderbrook
President and CEO

About Hydrogen Engine Center, Inc.
Hydrogen Engine Center, Inc. (HEC) develops systems and processes used in the design, manufacture and distribution of alternative fuel internal combustion engines, engine controls and generator systems. These technologies are for use by customers and partners in the industrial and power generation markets. We have and continue to file patents around these next generation systems and processes. These solutions and the engines using them are designed to run on alternative fuels including but not limited to gasoline, propane, natural gas, ethanol and hydrogen. We are developing engines that are fueled by ammonia. Our engines and engine products are sold under the brand name Oxx Power (TM). HEC trades on the Bulletin Board under the symbol "HYEG.OB." Principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit www.hydrogenenginecenter.com or in the US dial 515-295-3178 for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company’s ability to hire and retained qualified employees, the Company's dependence on third-party suppliers, the availability of capital and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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